Exhibit 23.9

1111 Broadway, 24th Floor
Oakland, CA 94607-4036
Post Office Box 2047
Oakland, CA 94604-2047
Telephone: (510) 834-6600
Fax: (510) 834-1928
wturner@wendel.com

November 15, 2005
Vestin Fund III, LLC
2901 El Camino Avenue, Suite 206
Las Vegas, NV 89102
     Re:   Vestin Fund III, LLC: Registration on Form S-11
Ladies and Gentlemen:
     We hereby consent to all references to our firm under the captions “Federal Income Tax Consequences” and “Legal Matters” in the Prospectus that is part of Post-Effective Amendment No. 4 to the Registration Statement on Form S-11 (No. 333-105017) to be filed with the Securities and Exchange Commission on or about November 15, 2005, as may be amended from time to time, and to the quotation or summarization in the Prospectus of our legal opinion filed as an exhibit to the Post-Effective Amendment.

Very truly yours, WENDEL, ROSEN, BLACK & DEAN, LLP
By:	/s/ Walter R. Turner
Walter R. Turner, Partner

WRB&D:rag